EXHIBIT 3.1
CERTIFICATE OF DESIGNATION
OF RIGHTS, PREFERENCES AND LIMITATIONS OF THE
SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK
OF
MAGNUM HUNTER RESOURCES CORPORATION

_______________

Magnum Hunter Resources Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with Sections 151 of the Delaware General Corporation Law, DOES HEREBY CERTIFY:

FIRST:  The name of the corporation is Magnum Hunter Resources Corporation (formerly known as Petro Resources Corporation and Kid Critter U.S.A., Inc., the “Corporation”).

SECOND:  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 4, 1997.

THIRD:  This Certificate of Designation for the Corporation’s Series B Redeemable Convertible Preferred Stock (the “Series B Preferred Stock”) was duly adopted by the affirmative vote of the Corporation’s Board of Directors (the “Board of Directors”) on February 10, 2010, and is as follows:

1.   Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Corporation’s Series B Redeemable Convertible Preferred Stock, and the number of shares so designated shall be 5,000,000 (which number includes 1,000,000 shares of Series B Redeemable Convertible Preferred Stock reserved exclusively for the payment of dividends in kind). Each share of Series B Preferred Stock shall have a par value of $0.01 and a stated value equal to $3.75 (the “Stated Value”).

2.   Definitions. In addition to the terms defined elsewhere in this Certificate of Designation,  the following terms have the meanings indicated:

“Business Day” means any day other than Saturday, Sunday and any day on which banks are required or authorized by law to be closed in the State of Texas.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Corporation, par value $0.01 per share.

“Dividend Rate” means 2.75% per annum of the sum of (i) the Stated Value per share of Series B Preferred Stock plus (ii) all accrued but unpaid dividends on such share of Series B Preferred Stock that remain unpaid following the Dividend Payment Date when due, in each case as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series B Preferred Stock.

“Eligible Market” means any of the New York Stock Exchange, the NYSE Amex, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board.

“Fair Market Value” of any property means the fair market value thereof as determined in good faith by the Board of Directors, which determination must be set forth in a written resolution of the Board of Directors, in accordance with the following rules:

(i)    for a security traded or quoted on a national securities exchange or automated quotation system, the Fair Market Value will be the average of the closing prices of such security on such exchange or quotation system over a 20-trading day period ending on the trading day immediately prior to the date of determination;

(ii)    for Common Stock that is not so traded or quoted, the Fair Market Value shall be determined:  (x) mutually by the Board of Directors and the Holders of at least a majority of the then outstanding shares of Series B Preferred Stock, (y) by the Board of Directors based on a valuation of the Corporation not less than the implied valuation of the Common Stock based on an arms’-length sale of equity securities to a non-affiliate third-party within six months prior to the date of determination, or (z) by a nationally recognized investment banking or accounting firm (whose fees and expenses will be paid by the Corporation) selected by mutual agreement between the Board of Directors and the Holders representing a majority of the then outstanding shares of Series B Preferred Stock; or

(iii)    for any other property, the Fair Market Value shall be determined by the Board of Directors assuming a willing buyer and a willing seller in an arm’s-length transaction;

provided that if Holders representing a majority of the then outstanding shares of Series B Preferred Stock object to a determination of the Board of Directors made pursuant to clause (ii)(y) or clause (iii), then the Fair Market Value of such property will be as determined by a nationally recognized investment banking or accounting firm (whose fees and expenses will be paid by the Corporation) selected by mutual agreement between the Board of Directors and the Holders representing a majority of the then outstanding shares of Series B Preferred Stock.

“Holder” means any holder of Series B Preferred Stock.

“Junior Securities” means (i) the Common Stock and all other outstanding equity or equity equivalent securities of the Corporation, including but not limited to the Corporation’s 10.25% Series C Cumulative Perpetual Preferred Stock (the “Series C Stock”), and (ii) all equity or equity equivalent securities issued by the Corporation after the Original Issue Date that do not rank senior to or pari passu with the Series B Preferred Stock.

“Original Issue Date” means the date of the first issuance of any shares of the Series B Preferred Stock regardless of the number of transfers of any particular shares of Series B Preferred Stock and regardless of the number of certificates that may be issued to evidence such Series B Preferred Stock.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture or other non-corporate business enterprise, limited liability company, joint stock company, trust, organization, business, labor union or government (or an agency or subdivision thereof) or any court or other federal, state, local or other governmental authority or other entity of any kind.

3.   Voting Rights.

Except as otherwise required by law, the Series B Preferred Stock shall have no voting rights; provided, however, that so long as shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the prior approval of the Holders of at least a majority of the then issued and outstanding shares of Series B Preferred Stock, voting as a separate class: (1) authorize or increase the authorized number of shares of Series B Preferred Stock or any shares of capital stock of the Corporation having any right, preference or priority ranking senior to or pari passu with Series B Preferred Stock, (2) authorize, adopt or approve any amendment to the Certificate of Incorporation, the Bylaws or this Certificate of Designation that would increase or decrease the par value or the Stated Value of the shares of the Series B Preferred Stock, alter or change the powers, preferences or rights of the shares of Series B Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Corporation if after such alteration or change such capital stock would be senior to or pari passu with Series B Preferred Stock, (3) amend, alter or repeal the Certificate of Incorporation, the Bylaws or this Certificate of Designation so as to affect the shares of Series B Preferred Stock adversely, or (4) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of capital stock of the Corporation having any right, preference or priority ranking senior to or pari passu with Series B Preferred Stock.

The Holder of each share of Series B Preferred Stock shall be entitled to one vote per share of Series B Preferred Stock at the record date for determination of the stockholders entitled to vote on such matters, or, if no record date is established, at the date such vote is taken or the effective date of any written consent.

4.   Dividends.

(a)    Holders shall be entitled to receive, out of funds legally available therefor, and the Corporation shall pay, cumulative dividends on the Series B Preferred Stock at the Dividend Rate per share. Dividends on the Series B Preferred Stock shall accrue daily commencing as of the Original Issue Date at the Dividend Rate then in effect, and shall be deemed to accrue from the Original Issue Date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends on the Series B Preferred Stock shall (i) be calculated on the basis of a 360-day year, and (ii) commencing on the Original Issue Date, be payable quarterly in arrears on each March 31, June 30, September 30, and December 31, except if such date is not a Business Day, such dividend shall be payable on the next succeeding Business Day (each, a “Dividend Payment Date”).

(b)    The Corporation may pay required dividends (i) in shares of Series B Preferred Stock or (ii) subject to the receipt of any consent required under the Corporation’s senior secured credit facility as from time to time in effect, in cash; provided, however, the Corporation shall not pay any cash dividends on its Common Stock, or any other Junior Securities other than the Series C Stock, within a 180-day period before or after a Dividend Payment Date upon which the Corporation has paid in kind, rather than cash, dividends on the Series B Preferred Stock. In the event that the Corporation elects to pay dividends in shares of Series B Preferred Stock, the number of shares of Series B Preferred Stock to be issued to each Holder in respect of such dividend shall be determined by dividing the total dividend then payable to such Holder by the Stated Value, and rounding up to the nearest whole share, and the Corporation shall, on or before the fifth Business Day following the applicable Dividend Payment Date, issue and deliver to such Holder a certificate, registered in the name of the Holder or its designee, for the number of shares of Series B Preferred Stock to which the Holder shall be entitled. Notwithstanding any other provision of this Certificate of Designation, the Corporation shall not be entitled to pay dividends by issuing Series B Preferred Stock unless the Corporation has obtained stockholder approval, if required, for the issuance in accordance with the applicable rules and regulations of the Eligible Market.

(c)    Notwithstanding any other provision of this Certificate of Designation, the Corporation shall not pay any dividends on, or make any distributions with respect to, in cash or in kind or otherwise, its Common Stock or any other Junior Securities when accrued and unpaid dividends are owed to the Holders.

5.   Registration of Series B Preferred Stock. The Corporation shall register shares of the Series B Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series B Preferred Stock Register”), in the name of the record Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series B Preferred Stock as the absolute owner thereof for the purpose of any conversion or redemption thereof or any distribution to such Holder, and for all other purposes, absent actual written notice to the contrary from the registered Holder.

6.   Registration of Transfers. The Corporation shall register the transfer of any shares of Series B Preferred Stock in the Series B Preferred Stock Register, upon surrender of certificates evidencing such shares to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series B Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

7.   Liquidation.

(a)    In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidation Event”), which shall be deemed to include (i) the acquisition of the Corporation by another person or affiliated group of persons by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation, issuance of new securities or transfer of issued and outstanding securities) where less than a majority of the voting power of the acquiring or surviving person or group immediately following such acquisition is held by persons or entities who were stockholders of the Corporation immediately prior to such acquisition, (ii) a sale or other disposition of all or substantially all of the assets of the Corporation and (iii) a sale or other disposition of assets that results in funds being available for distribution to stockholders that are in excess of those necessary or appropriate for the Corporation to conduct its business operations (including repayment of its outstanding liabilities) and execute its business plan and that are sufficient to pay the Series B Stock Liquidation Preference in full (as defined below), as determined by the Board of Directors, the Holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the greater of (x) the Stated Value for each share of Series B Preferred Stock then held by them (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series B Preferred Stock), plus all accrued and unpaid dividends on such Series B Preferred Stock as of the date of such event, or (y) the amount payable per share of Common Stock which such Holder of Series B Preferred Stock would have received if such Holder had converted to Common Stock immediately prior to the Liquidation Event all of the shares of Series B Preferred Stock then held by such Holder together with all accrued but unpaid dividends on such Series B Preferred Stock as of the date of such event (the “Series B Stock Liquidation Preference”). If, upon the occurrence of a Liquidation Event, the funds thus distributed among the Holders of the Series B Preferred Stock shall be insufficient to permit the payment to such Holders of the full Series B Stock Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders of the Series B Preferred Stock in proportion to the aggregate Series B Stock Liquidation Preference that would otherwise be payable to each of such Holders.

(b)    In the event of a Liquidation Event, following completion of the distributions required by the first sentence of paragraph (a) of this Section 7, if assets or surplus funds remain in the Corporation, the holders of the Junior Securities shall share in all remaining assets of the Corporation, in accordance with the General Corporation Law of Delaware and the Certificate of Incorporation of the Corporation, as amended.

(c)    The Corporation shall give each Holder written notice of any Liquidation Event no less than 30 days prior to the occurrence thereof.

8.   Conversion.

(a)    At the option of any Holder, from time to time, all or any portion of the Series B Preferred Stock held by such Holder may be converted into one share of duly authorized, validly issued, fully-paid and non-assessable share of Common Stock (each an “Underlying Share”) per share of Series B Preferred Stock to be converted by such Holder, as adjusted for any stock dividends, splits, combinations or similar events.  The number of Underlying Shares into which each share of Series B Preferred Stock is convertible, as adjusted from time to time in accordance with this Section 8, is referred to herein as the “Conversion Number.”  A Holder may convert Series B Preferred Stock into Common Stock pursuant to this paragraph at any time, and from time to time, after the Original Issue Date until the date that is 20 years following the Original Issue Date, by delivering to the Corporation (i) a Conversion Notice, in the form attached hereto as Exhibit “A”, appropriately completed and duly signed, and (ii) the original certificate(s) evidencing the Series B Preferred Stock being converted. The date any such Conversion Notice and original certificate(s) are delivered to the Corporation (as determined in accordance with the notice provisions hereof) is a “Conversion Date.”

(b)   Adjustments to Conversion Number.

(i)   Stock Splits and Combinations.  If the outstanding shares of Common Stock are split into a greater number of shares, the Conversion Number will be proportionately increased.  If the outstanding shares of Common Stock are combined into a smaller number of shares, the Conversion Number then in effect immediately before such combination will be proportionately decreased.  These adjustments will be effective at the close of business on the date the split or combination becomes effective.

(ii)   Dividends and Other Distributions in Shares of Common Stock.  If the Corporation declares or makes a dividend or other distribution payable in shares of Common Stock to holders of Common Stock, then the Conversion Number will be increased, effective at the close of business on the date of issuance of the shares of Common Stock paid as a dividend or distribution (the “Measurement Date”), to a number determined by multiplying such Conversion Number by a fraction:

(A)    the numerator of which will be sum of (x) the number of shares of Common Stock outstanding immediately prior to the Measurement Date plus (y) the number of shares of Common Stock issued in payment of such dividend or distribution, and

(B)    the denominator of which will be the number of shares of Common Stock outstanding, on a fully diluted basis, immediately prior to the Measurement Date.

(iii)   Dividends and Distributions Other Than In Shares of Common Stock.  If the Corporation declares or makes a dividend or other distribution to holders of Common Stock payable in capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) other than shares of Common Stock, then the Corporation shall provide that the Holders of Series B Preferred Stock will receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, such capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) that they would have received had their shares of Series B Preferred Stock been converted into Common Stock on the date of such event and had retained such capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable from the date of such event until the Conversion Date.

(iv)         Rules of Calculation; Treasury Stock.  The number of shares of Common Stock outstanding will be calculated on the basis of the number of issued and outstanding shares of Common Stock on the applicable date, not including shares held in the treasury of the Corporation.  The Corporation shall not pay any dividend on or make any distribution to shares of Common Stock held in treasury.

(v)         Waiver.  Notwithstanding the foregoing, the Conversion Number will not be increased if the Corporation receives, prior to the Measurement Date, written notice from the Holders representing at least a majority of the then outstanding shares of Series B Preferred Stock, voting together as a separate class, that no adjustment is to be made as the result of a dividend or other distribution on shares of Common Stock.  This waiver will be limited in scope and will not be valid for any dividend or other distribution on shares of Common Stock not specifically provided for in such notice.

9.   Mechanics of Conversion.  Upon conversion of any share of Series B Preferred Stock, the Corporation shall promptly (but in no event later than three Business Days after the Conversion Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion. The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become the holder of record of such Underlying Shares as of the Conversion Date. Upon surrender of a certificate following one or more partial conversions, the Corporation shall promptly deliver to the Holder a new certificate representing the remaining shares of Series B Preferred Stock.

10.   Redemption Rights.

(a)   Redemption by the Corporation.  The Corporation shall have the right to repurchase (a “Corporation Redemption”) all or any portion of the then outstanding shares of Series B Preferred Stock at a price, in cash, equal to the Stated Value per share, plus all accrued but unpaid dividends thereon to the date of payment (the “Corporation Redemption Price”), (i) at any time following the two-year anniversary of the Original Issue Date, or (ii) if the average trading price of the Common Stock as traded or quoted on the applicable Eligible Exchange equals or exceeds $4.74 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like, with respect to such shares) (the “Corporation Redemption Trading Price”) for five consecutive trading days.

(b)   Notice for Corporation Redemption. The Corporation must deliver notice of a Corporation Redemption to the Holders at least 20 calendar days prior to the date of such Corporation Redemption (the “Corporation Redemption Date”). Such notice shall state the date of the Corporation Redemption Date, the Corporation Redemption Price, the number of shares of Series B Preferred Stock to be redeemed, and that the Holder is to surrender to the Corporation, at the place or places where certificates for shares of Series B Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, the certificate or certificates representing the shares of Series B Preferred Stock to be redeemed. Upon receipt of notice of a Corporation Redemption, each Holder shall have the option to convert any Series B Preferred Stock held by such Holder into Common Stock, in accordance with Sections 8 and 9 hereof, at any time on or prior to the Corporation Redemption Date.

(c)   Redemption by the Holder. At any time following the two-year anniversary of Original Issue Date and prior to the 20-year anniversary of the Original Issue Date, upon the written request of the Holder, the Series B Preferred Stock shall be redeemed by the Corporation in cash for a redemption price of $3.75 (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series B Preferred Stock) per share of Series B Preferred Stock (the “Holder Redemption Price”). Such redemption is referred to herein as a “Holder Redemption.”

(d)   Notice for Holder Redemption.  A Holder may request the redemption of its Series B Preferred Stock in cash pursuant to this paragraph at any time following the two-year anniversary of the Original Issue Date until the date that is 20 years following the Original Issue Date, by delivering to the Corporation (i) a notice requesting the redemption of its Series B Preferred Stock pursuant to this Section 10(b), and (ii) the original certificate(s) evidencing the Series B Preferred Stock being redeemed.

(e)   Mechanics of Redemption. Upon receipt of the original certificate(s) evidencing the Series B Preferred Stock being redeemed, the Corporation shall promptly deliver the Corporation Redemption Price or the Holder Redemption Price, as applicable, to the Holders of the Series B Preferred Stock.

11.   Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series B Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series B Preferred Stock (including any shares of Series B Preferred Stock paid by the Corporation as in kind dividends on the Series B Preferred Stock), and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series B Preferred Stock; provided, that the Holders approve any such action that requires a vote of the Holders in accordance with Section 3.

12.   Charges, Taxes and Expenses. The issuance of certificates for shares of Series B Preferred Stock and for Underlying Shares issued upon conversion of (or otherwise in respect of) the Series B Preferred Stock shall be made without charge to the Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Common Stock or Series B Preferred Stock in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Series B Preferred Stock or receiving Underlying Shares in respect of the Series B Preferred Stock.

13.   Replacement Certificates. If any certificate evidencing Series B Preferred Stock or Underlying Shares is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

14.   Certain Adjustments. The Corporation Redemption Trading Price is subject to adjustment from time to time as set forth in this Section 14.

(a)   Stock Dividends and Splits. If the Corporation, at any time while any shares of Series B Preferred Stock are outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Corporation Redemption Trading Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately following the close of business on the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately following the close of business on the effective date of such subdivision or combination.

(b)   Fundamental Transactions. If, at any time while any shares of Series B Preferred Stock are outstanding, the Corporation consummates a Fundamental Transaction (as defined below) set forth in subsections (i) or (iii) thereof, then (i) if such transaction is for equity consideration, the Corporation Redemption Trading Price shall be divided by the exchange ratio applicable in such transaction to shares of Common Stock, (ii) if such transaction is for cash consideration, the Corporation Redemption Trading Price shall be multiplied by a fraction of which the numerator shall be the Fair Market Value of a share of the common stock of the acquiring entity and the denominator shall be the Fair Market Value of a share of Common Stock, and (iii) if such transaction is for a combination of equity and cash consideration, the methods set forth in (i) and (ii) above shall be used proportionately to determine the adjusted Corporation Redemption Trading Price.

(c)   Calculations. All calculations under this Section 14 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(d)   Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 14, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Corporation will promptly deliver a copy of each such certificate to each Holder.

15.   Fundamental Transactions. If, at any time while any shares of Series B Preferred Stock are outstanding, (i) the Corporation effects any merger of the Corporation into or consolidation of the Corporation with another Person, (ii) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, or (iii) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 14(a)) (in any such case, a “Fundamental Transaction”), then, to the extent such Fundamental Transaction does not constitute a Liquidation Event, upon any subsequent conversion of Series B Preferred Stock, each Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the record holder of such Underlying Shares immediately prior to such record date (the “Alternate Consideration”).

16.   Fractional Shares. The Corporation shall not be required to issue or cause to be issued fractional Underlying Shares upon conversion of Series B Preferred Stock. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of Series B Preferred Stock, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.

17.   Notice of Corporate Events.  If the Corporation (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation or any subsidiary, or (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Liquidation Event or Fundamental Transaction then the Corporation shall deliver to each Holder a notice which shall specify (1) the record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Liquidation Event or Fundamental Transaction is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon any such Liquidation Event or Fundamental Transaction.

18.   Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (Houston time) on a Business Day, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Business Day or later than 5:00 p.m. (Houston time) on any Business Day, (iii) the Business Day following the date of transmittal, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, to 777 Post Oak Blvd., Suite 910, Houston, Texas 77056, facsimile: (832) 369-6992, attention Chief Financial Officer, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation’s Preferred Stock Register or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section.

19.   Miscellaneous.

(a)    The headings herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(b)    No provision of this Certificate of Designation may be amended, except in a written instrument signed by the Corporation and Holders of at least a majority of the shares of Series B Preferred Stock then outstanding.

(c)    The Series B Preferred Stock (i) is senior to all other equity interests in the Corporation outstanding as of the Original Issue Date in right of payment, whether with respect to dividends or upon liquidation or dissolution, or otherwise and (ii) will be senior to all other equity or equity equivalent securities issued by the Corporation after the Original Issue Date.

(d)    Any of the rights of the Holders of Series B Preferred Stock set forth herein may be waived by the affirmative vote of Holders of a majority of the shares of Series B Preferred Stock then outstanding. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designation shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation for the Series B Preferred Stock to be executed by its duly authorized officer on February 10, 2010.

MAGNUM HUNTER RESOURCES CORPORATION

By:	/s/ Gary C. Evans
Name: Gary C. Evans
Title: Chairman and Chief Executive Officer

EXHIBIT A

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder in order to convert shares of Series B Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series B Redeemable Convertible Preferred Stock indicated below into shares of common stock, $0.01 par value per share (the “Common Stock”), of Magnum Hunter Resources Corporation, a Delaware corporation (the “Corporation”), as of the date written below.

__________________________________________________
Date to Effect Conversion

__________________________________________________
Number of shares of Series B Preferred Stock owned prior to Conversion

__________________________________________________
Number of shares of Series B Preferred Stock to be Converted

__________________________________________________
Number of shares of Common Stock to be Issued

__________________________________________________
Number of shares of Series B Preferred Stock subsequent to Conversion

By: _______________________________________________ Name of Holder:______________________________________